Exhibit 4.4

EXECUTION COPY

FIRST AMENDMENT
TO
AMENDED AND RESTATED DEFAULTED RECEIVABLES SUPPLEMENTAL
SERVICING AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED DEFAULTED RECEIVABLES SUPPLEMENTAL SERVICING AGREEMENT, dated as of July 8, 2015 (this “Amendment”) is by and between BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, as servicer (the “Servicer” or “BANA”) and BA CREDIT CARD FUNDING, LLC, a Delaware limited liability company, as transferor (“Funding”).

WHEREAS, the Servicer and Funding have heretofore executed and delivered a Defaulted Receivables Supplemental Servicing Agreement, dated as of September 11, 2009; (the “Original Defaulted Receivables Supplemental Servicing Agreement”);

WHEREAS, Funding and the Administrator have heretofore amended and restated the Original Defaulted Receivables Supplemental Servicing Agreement through the execution and delivery of an Amended and Restated Defaulted Receivables Supplemental Servicing Agreement, dated as of October 1, 2014 (the “Defaulted Receivables Supplemental Servicing Agreement”);

WHEREAS, pursuant to Section 3.02 of the Defaulted Receivables Supplemental Servicing Agreement, the parties hereto desire to amend the Defaulted Receivables Supplemental Servicing Agreement.

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Defaulted Receivables Supplemental Servicing Agreement as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed thereto in the Defaulted Receivables Supplemental Servicing Agreement.

ARTICLE II

AMENDMENTS

Section 2.01. Amendments to Article I, Section 1.01 of the Administrative Agreement.

(a)     The defined term “Pooling Agreement” is hereby deleted in its entirety and replaced with the following:

“Pooling Agreement” means the Third Amended and Restated Pooling and Servicing Agreement, dated as of October 1, 2014, as amended by the First Amendment to Third Amended and Restated Pooling and Servicing Agreement, dated as of July 8, each among the Servicer, Funding, and the MTII Trustee, as further amended, supplemented, or otherwise modified from time to time.

(b)     The defined term “Receivables Purchase Agreement” is hereby deleted in its entirety and replaced with the following:

“Receivables Purchase Agreement” means the Second Amended and Restated Receivables Purchase Agreement, dated as of July 8, 2015, by and among Banc of America Consumer Card Services, LLC, Funding, and BANA, and as acknowledged and accepted by the MTII Trustee and BANA, as servicer for MTII, as amended, supplemented or otherwise modified from time to time.

ARTICLE III

MISCELLANEOUS

Section 3.01.     Conditions Precedent. The amendments provided for by this Amendment shall become effective upon receipt by Funding and BANA of counterparts of this Amendment, duly executed by the parties hereto.

Section 3.02.     Administrative Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Administrative Agreement shall remain in full force and effect. All references to the Administrative Agreement in any other document or instrument among the parties hereto shall be deemed to mean such Administrative Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Administrative Agreement but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Administrative Agreement, as amended by this Amendment, as though the terms and obligations of the Administrative Agreement were set forth herein.

Section 3.03.     Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

Section 3.04.     Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.05.     Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, BANA and Funding have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Servicer

By:	/s/ Keith W. Landis
	Name:	Keith W. Landis
	Title:	V.P.

BA CREDIT CARD FUNDING, LLC,
as Transferor

By:	/s/ Keith W. Landis
	Name:	Keith W. Landis
	Title:	V.P.

[Signature Page to First Amendment to
Amended and Restated Defaulted Receivables Supplemental Servicing Agreement]

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